Exhibit 99.2
Guitar Center, Inc. and subsidiaries

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$7,768	$60,453
Investments in marketable securities	—	3,810
Accounts receivable, net	28,326	27,627
Merchandise inventories	456,384	314,961
Prepaid expenses and deposits	18,747	13,367
Deferred income taxes	5,137	5,552
Total current assets	516,362	425,770

Property and equipment, net	140,471	97,349
Investments in marketable securities	—	16,997
Goodwill	76,138	26,474
Deposits and other assets, net	11,960	8,003
	$744,931	$574,593

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$98,259	$49,771
Accrued expenses and other current liabilities	67,305	83,606
Merchandise advances	18,543	22,534
Revolving line of credit	74,004	—
Total current liabilities	258,111	155,911

Other long-term liabilities	11,220	6,943
Deferred income taxes	7,411	5,057
Long-term debt	100,000	100,000
Total liabilities	376,742	267,911

Stockholders’ equity:
Preferred stock; 5,000 authorized, none issued and outstanding	—	—
Common Stock, $0.01 par value, authorized 55,000 shares, issued and outstanding 25,992 at September 30, 2005 and 25,359 at December 31, 2004	260	254
Additional paid in capital	323,602	305,305
Retained earnings	44,327	1,123
Stockholders’ equity	368,189	306,682
	$744,931	$574,593

Guitar Center, Inc. and subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,
	2005	2004

Net sales	$421,061	$354,909
Cost of goods sold, buying and occupancy	297,243	256,968
Gross profit	123,818	97,941

Selling, general and administrative expenses	98,366	76,628
Operating income	25,452	21,313

Interest expense, net	2,021	1,294

Income before income taxes	23,431	20,019

Income taxes	9,022	7,608

Net income	$14,409	$12,411

Net income per share
Basic	$0.55	$0.49
Diluted	$0.51	$0.45

Weighted average shares outstanding
Basic	25,975	25,211
Diluted	29,946	29,235

Guitar Center, Inc. and subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Nine months ended September 30,
	2005	2004

Net sales	$1,219,743	$1,044,234
Cost of goods sold, buying and occupancy	869,413	757,397
Gross profit	350,330	286,837

Selling, general and administrative expenses	275,266	224,146
Operating income	75,064	62,691

Interest expense, net	4,811	4,082

Income before income taxes	70,253	58,609

Income taxes	27,049	22,274

Net income	$43,204	$36,335

Net income per share
Basic	$1.67	$1.47
Diluted	$1.52	$1.43

Weighted average shares outstanding
Basic	25,819	24,698
Diluted	29,836	26,905

Guitar Center, Inc. and subsidiaries

Supplemental Financial Data

(In thousands, except per share data)

	Three months ended September 30, 2005	Three months ended September 30, 2004(c)
	(in thousands, except per share amounts)

Calculation of diluted earnings per share
Net income	$14,409	$12,411
Add back interest, net of tax, on 4% Senior Convertible Notes (a)	727	733
Net income excluding interest expense on 4% Senior Convertible Notes	15,136	13,144
Basic weighted average shares outstanding	25,975	25,211
Dilutive effect of stock options outstanding	1,079	1,132
Incremental shares on assumed conversion of 4% Senior Convertible Note (b)	2,892	2,892
Diluted weighted average shares outstanding	29,946	29,235

Diluted net income per share	$0.51	$0.45

(a) Represents the interest expense, including amortization of deferred financing costs, on the 4% Senior Convertible Notes, net of tax, using an effective tax rate for 2005 of 38.5% and for 2004 of 38.0%.

(b) Represents the number of incremental common shares resulting from the conversion of the 4% Senior Convertible Notes.

(c) Financial data for the three months ended September 30, 2004 has been restated to conform to EITF 04-08 issued in November 2004.